For  Release:   Immediate
     Contact:        Richard  R.  Koulouris
                     920/748-3151,  Ext.  201


   RALCORP HOLDINGS, INC. ANNOUNCES THAT EMPLOYEES OF RIPON FOODS, INC. STRIKE


ST. LOUIS, MO, AUGUST 2, 2000 Ralcorp Holdings, Inc. (NYSE:RAH) announced today that employees of Ripon Foods, Inc. who are members of Local 91 Union of Needletrades, Industrial and Textile Employees (UNITE) have gone on strike. [Ripon is operated as part of Ralcorp's cracker and cookie business along with Bremner, Inc., Wortz Company, Sugar Kake Cookie Inc., and Cascade Cookie Company, Inc.] The Ripon plant, located in Ripon, Wisconsin, makes a variety of store brand and branded cookies. The contract which initially expired at midnight, July 31, 2000, was extended by the parties while they continued negotiations. The strike followed lengthy contract talks between the Company and the Union.

Larry Schultz, Director of Operations for Ripon Foods, Inc., stated, "We are very disappointed that the Ripon employees elected to go on strike. We tried our best during the course of negotiations to accommodate the needs of the bargaining unit employees while at the same time addressing the Company's need to operate successfully in an extremely competitive marketplace. Richard R. Koulouris, Vice President and Director of Operations of Bremner, Inc., who oversees the Ripon plant operations, noted, "While we hope the strike is a brief one, we expect that we will be able to meet the needs of our customers."

                                     ###